UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) August 4, 2003

RealNetworks, Inc.

(Exact name of registrant as specified in its charter)

WASHINGTON	0-23137	91-1628146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121
(Address of principal executive offices) (Zip code)

(206) 674-2700
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address if changed since last report)

Item 7. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EXHIBIT 23.1

          The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on August 15, 2003 (the “Form 8-K”).

Item 7. Financial Statements and Exhibits

          The following financial statements required by Item 7 with respect to the acquisition of Listen.Com, Inc. are filed as part of this report:

(a)	Financial Statements of Business Acquired.

(b)	Pro Forma Financial Information.

(c)	Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger and Reorganization by and among RealNetworks, Inc., Symphony Acquisition Corp. I, Symphony Acquisition Corp. II, Listen.Com, Inc., Mellon Investor Services LLC, as Escrow Agent and Robert Reid, as Shareholder Representative dated as of April 21, 2003 (incorporated by reference from Exhibit 2.1 to RealNetworks, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended from June 30, 2003 filed with the Securities and Exchange Commission on August 14, 2003). (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.)

Exhibit Number	Description

23.1	Consent of PricewaterhouseCoopers LLP

99.1	Press Release dated August 5, 2003 regarding acquisition of Listen.Com, Inc. (incorporated by reference to Exhibit 99.1 to RealNetworks, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 15, 2003)

Report of Independent Auditors

To the Board of Directors and Shareholders of
Listen.com, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Listen.com, Inc. as at December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that Listen.com, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, Listen.com, Inc. has suffered recurring losses and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, effective January 1, 2002, Listen.com, Inc. changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ PRICEWATERHOUSECOOPERS LLP

May 1, 2003
San Jose, California

Listen.com, Inc.
Balance Sheets
(in thousands)

	December 31,
	2002	2001

Assets
Current assets:
Cash and cash equivalents	$2,559	$21,734
Short-term investments	1,549	17,470
Accounts receivable, net of allowance for doubtful accounts of $0 and $222 at December 31, 2002 and 2001, respectively	—	830
Prepaid expenses and other current assets	1,860	847

Total current assets	5,968	40,881
Property and equipment, net	2,508	4,338
Intangibles, net	889	1,889
Goodwill	2,828	2,495
Notes receivable from officers	822	692
Other assets	220	1,821

Total assets	$13,235	$52,116

Liabilities, Convertible Preferred Stock and Shareholders’ Deficit
Current liabilities:
Accounts payable	$168	$289
Accrued liabilities	1,729	1,053
Deferred revenue	78	5
Current portion of debt	—	738

Total current liabilities	1,975	2,085
Deferred rent	—	208
Long-term debt, less current portion	—	637

Total liabilities	1,975	2,930

Commitments (Note 9)
Convertible preferred stock:
Convertible preferred stock, no par value;
Shares authorized: 15,608
Shares issued and outstanding: 6,522 and 14,334 at December 31, 2002 and 2001, respectively	20,816	119,136
(Aggregate liquidation value: $24,551)
Convertible preferred stock warrants	2,991	2,991

	23,807	122,127

Shareholders’ deficit:
Common stock: no par value;
Shares authorized: 60,000
Shares issued and outstanding: 11,229 and 11,214 shares at December 31, 2002 and 2001 respectively	83,759	4,445
Notes receivable from shareholders	(230)	(230)
Unearned stock-based compensation	(57)	(225)
Accumulated deficit	(96,019)	(76,931)

Total shareholders’ deficit	(12,547)	(72,941)

Total liabilities, convertible preferred stock and shareholders’ deficit	$13,235	$52,116

The accompanying notes are an integral part of these financial statements.

Listen.com, Inc.
Statements of Operations
(in thousands)

	Year Ended December 31,

	2002	2001

Net revenues:
Subscription	$633	$—
Advertising	40	1,637
Licensing	—	1,333

Total net revenues	673	2,970

Operating expenses:
Costs of subscription services	4,534	—
Sales and marketing (including stock-based compensation of $11 and $37 in 2002 and 2001, respectively)	3,213	10,420
Research and development (including stock-based compensation of $64 and $186 in 2002 and 2001, respectively)	5,185	7,747
General and administrative (including stock-based compensation $92 and $59 in 2002 and 2001, respectively)	6,422	10,949
Restructuring costs	734	—

Total operating expenses	20,088	29,116

Loss from operations	(19,415)	(26,146)
Interest income	361	1,916
Interest income from notes receivable from officers	73	65
Interest expense	(80)	(162)
Other income and expense, net	(27)	137

Net loss	$(19,088)	$(24,190)

The accompanying notes are an integral part of these financial statements.

Listen.com, Inc.
Statement of Shareholders’ Deficit
(in thousands, except per share amounts)

			Notes		Accumulated
			Receivable	Unearned	Other
	Common Stock		from	Stock-based	Comprehensive	Accumulated
	Shares	Amount	Shareholders	Compensation	Loss	Deficit	Total

Balances, December 31, 2000	10,299	$5,060	$(829)	$(1,961)	$(10)	$(52,741)	$(50,481)
Exercise of common stock options for cash for $0.46 to $7.33 per share	6	5	—	—	—	—	5
Issuance of common stock for TuneTo.com, Inc. Acquisition of $1 per share in April 2001	1,280	1,280	—	—	—	—	1,280
Repurchase of notes receivable from shareholders at $0.11 to $2.50 per share in January 2001	(146)	(23)	36	—	—	—	13
Unearned stock-based compensation	—	(1,454)	—	1,454	—	—	—
Cancellation of options and notes at $2.50 per share in June 2001	(225)	(423)	563	—	—	—	140
Amortization of stock-based compensation	—	—	—	282	—	—	282
Unrealized gain on debt/equity instruments	—	—	—	—	10	—	10
Net loss	—	—	—	—	—	(24,190)	(24,190)

Balances, December 31, 2001	11,214	4,445	(230)	(225)	—	(76,931)	(72,941)
Discount on redemption of preferred stock	—	79,314	—	—	—	—	79,314
Exercise of common stock options	15	1	—	—	—	—	1
Unearned stock-based compensation	—	(1)	—	1	—	—	—
Amortization of stock-based compensation	—	—	—	167	—	—	167
Net loss	—	—	—	—	—	(19,088)	(19,088)

Balances, December 31, 2002	11,229	$83,759	$(230)	$(57)	$—	$(96,019)	$(12,547)

The accompanying notes are an integral part of these financial statements.

Listen.com, Inc.
Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2002	2001

Cash flows from operating activities:
Net loss	$(19,088)	$(24,190)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,603	3,982
Amortization of intangible assets	667	2,229
Amortization of stock-based compensation	167	282
Write-off of property and equipment	—	33
Non-cash portion of loss on termination of capital leases	114	—
Non-cash portion of loss on early termination of leases	736	—
Write-off of investment in Wired Planet	—	1,594
Net gain on sale of investments	(39)	—
Provision for doubtful accounts	2	222
Changes in operating components of working capital
Accounts receivable	828	498
Other current assets and prepaids	(503)	78
Other assets	730	(871)
Accounts payable	(121)	(242)
Accrued liabilities	59	(531)
Deferred revenue	73	(60)
Deferred rent	116	(57)

Net cash used in operating activities	(13,656)	(17,033)

Cash flows from investing activities:
Purchase of property and equipment	(444)	(924)
Capitalization of web site and software development costs	(540)	(954)
Purchase of short-term investments	(8,080)	(51,453)
Proceeds from sale of short-term investments	24,040	56,226
Cash expended in acquisition of TuneTo.com, Inc.	—	(4,131)

Net cash provided by (used in) investing activities	14,976	(1,236)

Cash flows from financing activities:
Proceeds from bank loan	1,658	—
Repayment of bank loan	(1,568)	(223)
Redemption of preferred stock	(20,088)	—
Principal payments under capital lease obligations	(1,578)	(108)
Proceeds from sale and leaseback	—	135
Proceeds from issuance of preferred stock	1,080	—
Proceeds from exercise of common stock options	1	5
Proceeds from payment of shareholder note	—	153

Net cash used in financing activities	(20,495)	(38)

Net decrease in cash and cash equivalents	(19,175)	(18,307)
Cash and cash equivalents at beginning of period	21,734	40,041

Cash and cash equivalents at end of period	$2,559	$21,734

Supplemental cash flow information:
Cash paid for interest	$80	$162

Supplemental disclosures of non-cash investing and financing activities:
Discount on redemption of preferred stock	$79,314	$—

Cancellation of options and notes	$—	$(599)

Amortization of debt discount	$—	$(10)

Assets acquired and liabilities assumed in connection with acquisition of TuneTo.com, Inc.:
Liabilities assumed	$—	$297

The accompanying notes are an integral part of these financial statements.

Listen.com, Inc.
Notes to Financial Statements
(in thousands, except per share amounts)

1.	Formation and Business of the Company

Listen.com, Inc. (the “Company”) operates an on-demand and radio streamed music subscription service for which it charges monthly subscription fees. The Company also provides its subscribers with the ability to burn compact discs for which it charges a per-track fee. Until late 2001, the Company developed and maintained a comprehensive directory of digital music available for download from the Internet. Prior to offering the on-demand and radio streamed music subscription services the Company primarily derived its revenue from advertising on its web site.

The Company was incorporated in the state of California on December 23, 1998, under the name October Media, Inc. and did not have any operations prior to January 1, 1999 (inception), at which time the name was changed to Listen.com, Inc. Prior to 2002, the Company devoted substantially all of its efforts to business planning, product development, recruiting management and technical staff, acquiring operating assets and raising capital. On December 4, 2001 the Company launched its on-demand and radio streamed music subscription service. The Company began offering on-demand burning of music onto compact discs on October 28, 2002.

Through its acquisition of Wired Planet, Inc. in September 2000, the Company obtained the technology to create radio stations and stream music to users on the Internet. Subsequently in April 2001, the Company acquired TuneTo.com, Inc. and its proprietary digital music technology for streaming music to create an on-demand music delivery service.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred substantial losses and negative cash flows from operations since inception. For the year ended December 31, 2002, the Company incurred a net loss of approximately $19,088 and negative cash flows from operations of approximately $13,656. As of December 31, 2002, the Company had an accumulated deficit of approximately $96,019. The Company will need to raise additional capital to fund its future operations. The Company has entered into a definitive agreement whereby RealNetworks, Inc. (“RealNetworks”) would acquire all of the outstanding shares of Listen.com, Inc. (see Note 14). There can be no assurance that the sale to RealNetworks will close. If the sale does not close, the Company will resume its efforts to raise additional funding and may have to reduce certain discretionary spending and scale back its operations. There is no assurance that the Company will be successful in raising additional funding. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and short-term investments. Substantially all of the Company’s cash and cash equivalents are invested in highly liquid money market funds with a major financial institution. Short-term investments are invested in corporate bonds. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. Credit losses to date have been within management’s estimates.

No one customer accounted for more than 10% of total net revenues for the year ended December 31, 2002. At December 31, 2001, two customers accounted for 65% of net accounts receivable and during the year then ended, one customer accounted for 34% of total net revenues.

Fair value of financial instruments

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, and accounts payable approximate fair value due to their short maturities.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original or remaining maturity at the date of purchase of three months or less to be cash equivalents. Restricted cash represents certificates of deposit required as collateral in connection with letters of credit for a facilities lease and credit agreements with certain financial institutions. As the letter of credit for the lease facility is related to a lease that was cancelled in January 2003, the restricted cash amount, which totals approximately $237 has been included in prepaid expenses and other current assets in the accompanying balance sheet. The remaining certificates of deposits totaling approximately $176 have been included in other assets in the accompanying balance sheet as the credit facilities for which the collateral was required extend beyond 12 months.

Short-term investments

The Company’s short-term investments are classified as available-for-sale. At December 31, 2002, the Company’s available-for-sale securities are comprised of corporate bonds maturing within one year. All investments are reported at fair value, with unrealized gains and losses, net of tax, recorded in shareholders’ deficit. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities are reported in other income or expenses as incurred. For the years ended December 31, 2002 and 2001, the Company recorded net unrealized losses on its marketable securities of approximately nil and $10, respectively.

Property and equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives, which are as follows:

Computer equipment and software	2-3 years

Furniture and equipment	3 years

Leasehold improvements	Remaining term of the lease

Capitalized website development costs	2 years

Leased assets	shorter of the estimated useful life of the asset (5 to 7 years) or the lease term

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

Upon retirement or sale, the cost and related accumulated depreciation or amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future net cash flows attributable to such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the asset.

Goodwill and intangible assets

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. SFAS No. 142 supersedes Accounting Principles Board (“APB”) Opinion No. 17, “Intangible Assets.” In accordance with SFAS No. 142, beginning January 1, 2002, goodwill is no longer amortized, but is reviewed at least annually for impairment and when events or circumstances indicate that goodwill might be impaired. In addition, in accordance with SFAS No. 142, the Company performed a transitional impairment assessment as of January 1, 2002. Intangible assets which consist primarily of purchased technology are recorded at cost less accumulated amortization. Intangible assets are amortized on a straight-line basis over their estimated useful lives of two years.

Upon the adoption of SFAS No. 142, the Company reclassified the remaining unamortized balance of assembled workforce, totaling $333 to goodwill and ceased to amortize goodwill of $2,828 as of January 1, 2002. The Company completed its initial impairment test and concluded that there was one reporting unit and no impairment charge was required. The following table presents the effects on net loss, as if the goodwill had not been amortized during the periods presented.

	Year Ended
	December 31,
	2002	2001
Net loss, as reported	$(19,088)	$(24,190)
Adjustment: Amortization of goodwill	—	501

Net loss, as adjusted	$(19,088)	$(23,689)

Web site and software development costs

In accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use,” the Company capitalizes external and internal computer software development costs incurred during the application development stage. The application development stage is characterized by software design and configuration activities, coding, testing and installation. Training costs and maintenance are expensed as incurred while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. For the years ended December 31, 2002 and 2001 the Company capitalized approximately $540 and $954 of costs, respectively, associated with the application development stage and is amortizing such amounts to cost of subscription services over the estimated useful life of 2 years.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

Revenue recognition

Prior to December 2002, the Company derived revenues from multiple sources, including advertising, referrals and commerce. In 2002, the Company derived revenues primarily from subscription fees from its on-demand and radio streamed music services.

Advertising revenue from banner advertising is recognized ratably in the period the advertisement is displayed, provided an insertion order is received from the customer, no obligations remain and collection of the resulting receivable is reasonably assured. The Company sometimes used an outside third party to sell or service banner advertisements. Revenue resulting from advertisements that were sold by a third party were recorded net of fees earned by the third party since the Company did not act as the principal in the transaction with the customer.

The Company also derived advertising revenue from co-branded website agreements. The Company developed and hosted co-branded, customized versions of the Listen.com web site. The terms of the agreements were generally for one year. The Company recognized a percentage of the revenues generated on the co-branded web site in the period the advertisement was displayed, provided no obligations remained and collection of the resulting receivable was reasonably assured. Since the Company was not the principal in the transaction with the customer, revenue was recognized net of the partners share in the period earned.

Licensing revenue was derived from an agreement with Listen. com Japan in conjunction with a joint venture with two unrelated third party investors (Note 6). The Company derived licensing revenue on a quarterly basis for the use of the Company’s intellectual property by Listen.com Japan. Revenue was recognized when no obligations remained and collection of the resulting receivable was reasonably assured.

Barter revenue transactions were recorded at their estimated fair value based on the Company’s historical experience of selling similar advertising for cash in accordance with Emerging Issues Task Force (“EITF”) Issue 99-17, “Accounting for Advertising Barter Transactions.” The Company placed banner advertising in exchange for similar banner advertising on third party websites. Total barter revenues for the years ended December 31, 2002 and 2001 were $0 and $605, respectively.

In 2002, the Company has derived the majority of its revenue from the sale of music subscription services direct to consumers through its own website and through third parties (“Partners”).

For sales through Partners, the Company currently collects payment from end-users, on the Partner’s behalf and remits to them amounts equal to the mark-up from the rates charged by the Company to the Partner. The Company is currently developing the software that will allow the Partner to collect the subscription payment directly from the subscriber. The Company recognizes revenue net of the mark-up charged by the Partner as the Company has determined the Partner to be the primary obligor. The revenue is deferred and recognized over the period the services are provided.

For sales direct to consumers, the Company offers most subscribers a seven-day free trial period. No revenue is recognized during this free-trial period. After the completion of the free-trial period the subscribers credit card is charged in advance for the subscription period. Revenue is deferred and recognized over the period the services are provided.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

The Company allows subscribers to burn compact discs (“burns”) for which it charges a per-track fee. Revenue is recognized when the track is burned by the consumer.

Advertising costs

Advertising costs are expensed as incurred and, for the years ended December 31, 2002 and 2001 totaled $314 and $1,688, respectively.

Stock compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and Financial Accounting Standards Board Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock Based Compensation — Transition and Disclosure.”

Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the underlying equity instrument and the exercise price. SFAS No. 123 defines a “fair value” based method of accounting for an employee stock option or similar equity instrument.

The Company has adopted the disclosure only provisions of SFAS No. 148. Had compensation cost for options granted to employees under the Plan been determined based on the fair value of the options at the grant date for awards, under the provisions prescribed by SFAS No. 123, the Company’s net loss would have been as follows:

	Year Ended
	December 31,
	2002	2001
Net loss:
As reported	$(19,088)	$(24,190)
Employee Stock-based compensation expense under APB opinion No. 25	167	282
Less: Stock-based employee compensation expenses	(422)	(361)

Pro forma net loss	$(19,343)	$(24,269)

The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

	December 31,
	2002	2001
Risk-free interest rate	2.5%-4.63%	3.24%-4.95%
Expected life (in years)	4	4
Dividend yield	0%	0%

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

The weighted average fair value of options granted during the years ended December 31, 2002 and 2001 was $0.51 and $1.00 per share, respectively.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

Income taxes

The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Comprehensive income

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period, resulting from transactions and other events and circumstances from nonowner sources. For the year ended December 31, 2002 and 2001, $0 and $10 of unrealized losses on securities were included in comprehensive loss, respectively. The components of comprehensive loss which are excluded from the net loss are not significant, individually or in aggregate, and therefore, no separate statement of comprehensive loss has been presented.

Reclassification

Certain prior year balances have been reclassified to conform with current year financial statement presentation. The reclassification had no effect on the total assets and liabilities, shareholders deficit, or net loss as previously stated.

Recent accounting pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 145 (“SFAS 145”), “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for fiscal years beginning after May 15, 2002. Among other things, SFAS 145 addresses financial accounting and reporting for capital leases that are modified in such a way as to give rise to a new agreement classified as an operating lease. The adoption of SFAS 145 did not have a material effect on the financial position or results of operations of the Company.

In June 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under SFAS 146, a liability is required to be recognized for a cost associated with an exit or disposal activity when the liability is incurred. The adoption of SFAS 146 did not have a material effect on its financial position or results of operations.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others.” FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002; while the provisions of the disclosure requirements are effective for financial statements of interim or annual reports ending after December 15, 2002. The Company did not have any obligations under guarantees required to be disclosed in accordance with FIN 45 as of December 31, 2002.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS 148 are effective for fiscal years ended after December 15, 2002. The Company has adopted the disclosure provisions of SFAS 148 in these financial statements.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” an Interpretation of Accounting Research Bulletin No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 to have a material effect on its financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for the classification and measurement of financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the adoption of SFAS No. 150 to have a material effect on its financial position or results of operations.

3.	Restructuring Charges

In 2002, the Company recorded restructuring charges of $734, all of which are contract termination costs associated with forfeiture of security deposits and termination fees incurred as part of the early termination of two operating lease agreements for facilities located in San Francisco and New York. The charges for the restructuring activities were non-cash and were related to asset write-offs, net of the release of deferred rent. As of December 31, 2002, the Company has $519 termination fees outstanding related to deposits that were subsequently forfeited to the landlord in January 2003.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

4.	Balance Sheet Components

	December 31,
	2002	2001
Prepaid expenses and other current assets:
Prepaid expenses	$252	$306
Advances for music labels	1,060	532
Deposits	519	9
Other	29	—

	$1,860	$847

	December 31,
	2002	2001
Property and equipment, net:
Computer equipment and software	$6,845	$4,941
Furniture and equipment	987	798
Leasehold improvements	2,111	2,654
Capitalized website and software development	1,594	1,054
Leased assets (net of deferred gain of $0 and $57, respectively)	—	1,670

	11,537	11,117
Less: Accumulated depreciation and amortization	(9,029)	(6,779)

	$2,508	$4,338

Depreciation expense for the year ended December 31, 2002 and 2001 was $2,467 and $3,808, respectively. Amortization expense of assets under capital lease for the years ended December 31, 2002 and 2001 was $136 and $811, respectively.

	December 31,
	2002	2001
Intangible assets, net:
Purchased technology	$2,000	$2,000
Assembled workforce	—	500

	2,000	2,500
Less: Amortization	(1,111)	(611)

	$889	$1,889

As of December 31, 2002, the weighted average amortization period for purchased technology was three years.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

	December 31,
	2002	2001
Goodwill, net:
Goodwill	$3,708	$3,208
Less: Amortization	(880)	(713)

	$2,828	$2,495

The changes in the carrying amount of goodwill are as follows:

Balance as of December 31, 2001	$2,495
Reclass of assembled workforce	333

Balances as of December 31, 2002	$2,828

Aggregate amortization expense was $667 and $1,324 for years ended December 31, 2002 and 2001 respectively. Future estimated amortization expense for intangible assets is expected to be $667 in 2003 and $222 in 2004.

	December 31,
	2002	2001
Other assets:
Deposits	$176	$917
Advances for music labels	39	814
Other	5	90

	$220	$1,821

	December 31,
	2002	2001
Accrued liabilities:
Accrued legal expenses	$107	$208
Accrued payroll and related expenses	247	186
Deferred rent	98	—
Restructuring accrual	519	—
Accrued costs to music labels	325	—
Accrued other	433	659

	$1,729	$1,053

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

5.	Related Party Transactions

Notes receivable from shareholders

In 1998, the Company issued 8,243 shares of its common stock to a founder of the Company under restricted stock purchase agreements in exchange for a full recourse note receivable. The note bears an interest rate of 4.47% and has a term of 7 years from the date of issuance. At December 31, 2002, the Company is due $21 of principal and interest under the note. The accrued interest under this note, which totals, $3 is included in other assets.

During 1999, employees exercised options in exchange for $145 of notes receivable. During 2001, the Company repurchased non-vested options by canceling notes receivable related to these notes in the amount of $32. At December 31, 2002, the Company is due $137, representing principal and interest, under these notes. These notes bear interest rates ranging from 5.28% to 6.23%. The principal and interest becomes due seven years from the date of the notes. The accrued interest under these notes, which totals $25 as of December 31, 2002, is included in other assets. On March 7, 2003, the Company agreed to forgive a portion of these notes in the event of an acquisition.

During 2000, employees exercised options under this provision in exchange for $682 of recourse notes receivable. During 2001, the Company repurchased non-vested options by canceling a note receivable in the amount of $582. The remaining note bears interest at 6.21% and the principal and interest become due seven years from the date of the note. At December 31, 2002, the Company is due $120 under the outstanding note receivable of which $20 relates to interest and is included in other assets. On March 7, 2003, the Company agreed to forgive a portion of these notes in the event of an acquisition.

Notes receivable from officers

During the year ended December 31, 2000, the Company advanced $650 to officers of the Company in exchange for recourse promissory notes. The notes bear interest at rates ranging from 6.13% to 6.60%. The principal and interest are due between February 2005 and September 2005, or twelve months after the Company’s initial public offering, whichever comes first. At December 31, 2002, all the notes were outstanding. Accrued interest of $124 is included in other assets as of December 31, 2002 in relation to these notes.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

6.	Joint Venture

In December 1999, the Company signed an agreement with Trans Cosmos, an unrelated third party investor, to establish a Japanese corporation, Listen.com Kabushiki Kaisha (“Listen.com Japan”). Listen.com Japan was established to leverage the intellectual property of the Company and develop a business germane to the Japanese market. The Company contributed $104 for approximately 50% of the voting shares of Listen.com Japan. Trans Cosmos, which also owns shares of the Company’s preferred stock, contributed approximately $4,883 for the remaining voting shares in Listen.com Japan. In addition, the strategic partner agreed to loan Listen.com Japan up to 456,750 Japanese yen (approximately $4,500 at December 31,1999). In October 2000, Suntory, an unrelated third party investor, contributed 100,000 Japanese yen (approximately $900 at October 31, 2000) for a 4.3% stake in Listen.com Japan. The Company’s ownership share in Listen.com Japan decreased to 47.8%. In November 2001, the Company entered into an amendment of the joint venture whereas amounts previously loaned by unrelated third parties to Listen.com Japan were converted to equity. As a result of this amendment, the Company’s ownership share in Listen.com Japan decreased to 36.3%. In exchange for the usage and maintenance right granted by the Company, Listen.com Japan paid a quarterly maintenance fee of $250 through 2001 to the Company, and thereafter agreed to pay 6% (4% post IPO) of Listen.com Japan’s gross revenues, as defined by the amended maintenance agreement. Listen.com Japan terminated the usage of Rhapsody at the end of 2001 and no maintenance fee has been collected in 2002.

The Company does not have unilateral or significant control over the joint venture, therefore the joint venture has been accounted for using the equity method of accounting as per APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” The joint venture was loss making throughout the year ended December 31, 2002. The Company had written down the carrying value of its investment in 2000, and this has remained unchanged in 2002 and 2001. In accordance with APB Opinion No. 18, the Company did not recognize related revenues until the investment was fully written down.

7.	Acquisition

On April 6, 2001, the Company acquired all of the common stock and outstanding options to purchase common stock of TuneTo.com, Inc. for a purchase price of approximately $5,411, which consisted of 1,280 shares of Listen’s common stock, a cash consideration of $4,000, and related acquisition expenses totaling approximately $131. Listen valued its stock issued based upon the then deemed fair market value of $1 per share from a contemporaneous appraisal which aggregated $1,280. The acquisition was accounted for as a purchase and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The allocation of the purchase price is summarized below:

Purchased technology	$2,000
Assembled workforce	500
Goodwill	3,208
Assumed liabilities	(297)

Total purchase price	$5,411

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

The excess of purchase price over the fair value of the net assets acquired has been recorded as goodwill.

8.	Long-Term Debt

	December 31,
	2002	2001
Long-term debt consists of the following:
Term loan	$—	$223
Capital lease (net of unamortized debt discount of $0 and $24, respectively)	—	1,152

	—	1,375
Current portion of long-term debt	—	(738)

	$—	$637

Term loan

In January 2000, the Company entered into a term loan with a bank for $650 of which the balance at December 31, 2001 was $223. The term loan was collateralized by a $500 certificate of deposit and bore interest at the bank’s prime rate plus 1% (6% at December 31, 2001) and was payable in thirty-six equal monthly installments. During 2002, the Company repaid the term loan in full.

Lease buyout

In May 2002, the Company consolidated its debt by terminating all of the capital lease agreements and certain operating lease agreements and entered into a new term loan agreement. The new loan was payable over 30 months and bore interest at the bank prime rate. In connection with the termination of the aforementioned capital and operating lease agreements, the Company incurred a loss of $347. The loan was collateralized with a $1,603 interest bearing certificate of deposit. The term loan was paid off in November 2002.

9.	Commitments

Operating lease

The Company leases office space and equipment under a noncancelable operating lease agreement that expires November 30, 2004. Rent expense, net of sublease income, for the years ended December 31, 2002 and 2001 was $1,082 and $1,151, respectively. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

Future minimum lease payments under noncancelable operating leases are as follows:

Year Ending	Operating
December 31,	Leases
2003	$384
2004	352

Total minimum lease payments	$736

License agreements

Since September 2001, the Company has entered into several non-cancelable subscription service agreements for the rights and licenses to digitize, convert, encode and encrypt music. In consideration for the licenses, the Company was obligated to pay a total of $6,477 non-refundable advances. Out of the total advance payment, $400 is non-recoupable service preparation fees which are amortized over 24 months and the remaining is recoupable against future royalties. These service agreements have terms ranging from one year to five years. As of December 31, 2002, the Company has paid $3,740 of the obligations. The remaining obligations are due through 2003. The non-refundable advances balance was $1,060 and $532 at December 31, 2002 and 2001, respectively, and is included in prepaid expenses and other current assets. These advances are amortized to cost of goods sold over the contract term.

Marketing Agreements

In December 2002 the Company entered into a Strategic Marketing Agreement (the “Marketing Agreement”) with a retailer. Under the Marketing Agreement, the retailer will sell a branded version of the Company’s on-demand subscription streaming and radio services in its retail outlets in exchange for a one-time, non-refundable advance payment for each subscriber to the branded subscription on-demand streaming and radio services.

The Marketing Agreement provides for a six-month initial trial period after which the retailer may unilaterally extend the term two additional years. During the initial trial period, the retailer shall commit a minimum of $500 in marketing resources and agree to promote the service in at least 30 of its retail outlets. In exchange, the Company will pay the retailer $250 for cooperative marketing services.

Should the retailer elect to extend the Marketing Agreement for two years, the retailer shall commit a minimum of $2,000 in marketing and promotional resources and agree to promote the service in at least 500 of its retail outlets. In exchange, the company will pay the retailer $500 for cooperative marketing services and grant a warrant to purchase a number of the Company’s shares equal to one percent of the Company’s then outstanding equity securities on a fully-diluted basis. The warrant shall vest over eighteen months and shall have an exercise price equal to the Company’s offering price for stock issued in its most recent round of equity financing.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

10.	Convertible Preferred Stock

Preferred Stock buyback

In May 2002, the Company redeemed 169 shares of Series A Preferred Stock, 191 shares of Series B Preferred Stock, 2,415 shares of Series C Preferred Stock, 5,076 shares of Series D Preferred Stock and 333 shares of Series 1 Preferred Stock. The shares were redeemed at a price of $0.148, $0.470, $1.856, $2.955 and $1.478 per share, respectively. The difference between the redemption price and the initial purchase price was recorded as an increase to common stock at the time of the redemption.

In September 2002, the Company issued 372 shares of Series C Preferred Stock at $2.955 per share to a prior preferred shareholder.

Series A, Series B, Series C, Series D and Series 1 convertible preferred stock as of December 31, 2002 and 2001, comprises the following:

				Proceeds
	Shares			Net of
			Per Share	Issuance	Liquidation
Series	Authorized	Issued and Outstanding	Amount	Costs	Amount

Series A	1,399	1,399	$0.740	$1,041	$1,035
Series B	3,957	3,957	$2.350	9,281	9,300
Series C	3,465	3,346	$9.280	30,993	31,057

Balance at December 31, 1999	8,821	8,702		41,288	41,392
Series C	—	108	$9.280	991	1,000
Series D	6,142	5,076	$14.775	74,951	75,000
Series 1	20,474	448	$4.265	1,906	6,619

Balance at December 31, 2000	35,437	14,334		119,136	124,011
	—	—		—	—

Balance at December 31, 2001	35,437	14,334		119,136	124,011
Repurchase of Series A, at cost of repurchase	(169)	(169)	$(0.148)	(25)	(125)
Repurchase discount on Series A				(100)
Repurchase of Series B, at cost of repurchase	(191)	(191)	$(0.470)	(90)	(450)
Repurchase discount on Series B				(360)
Repurchase of Series C, at cost of repurchase	(2,415)	(2,415)	$(1.856)	(4,481)	(22,407)
Repurchase discount on Series C				(17,926)
Repurchase of Series D, at cost of repurchase	(5,438)	(5,076)	$(2.955)	(15,000)	(74,999)
Repurchase discount on Series D				(59,999)
Repurchase of Series 1, at cost of repurchase	(20,360)	(333)	$(1.478)	(492)	(4,933)
Repurchase discount on Series 1				(927)
Issuance of Series C, net of issuance costs of $20	8,744	372	$2.955	1,080	3,454

Balance at December 31, 2002	15,608	6,522		$20,816	$24,551

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

The holders of preferred stock have various rights and preferences as follows:

Dividends

The holders of Series A, B, C and 1 convertible preferred stock are entitled to receive cumulative dividends of $0.06, $0.19, $0.74 and $1.18 per share per annum, respectively. Such dividends, which are in preference to any common stock dividends, are payable whenever funds are legally available and when declared by the Board of Directors. At December 31, 2002, no such dividends had been declared.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company including a change in control as defined by the agreement, either voluntary or involuntary, the holders of the Series A, B, C and D convertible preferred stock are entitled to receive, prior and in preference to any distribution of the Company’s assets to the holders of Series 1 convertible preferred stock and common stock, an amount per share equal to $0.74, $2.35, $9.28 and $14.775, respectively, for each share of Series A, B, C and D convertible preferred stock then held, plus all declared and unpaid dividends, if any. If the assets of the Company are insufficient to permit this distribution, the assets will be distributed ratably between the holders of the Series A, B, C and D convertible preferred stock on a pro rata basis, on an equal priority basis according to their liquidation preference.

Subject to prior payment in full to the Series A, B, C, and D convertible preferred shareholders, the holders of Series 1 convertible preferred stock are entitled to receive, prior and in preference to the holders of common stock, an amount per share equal to $14.775 for each of Series 1 convertible preferred stock held, plus any declared and unpaid dividends, if any. If after payment in full to the holders of the Series A, B, C, and D convertible preferred shareholders, the remaining assets are insufficient to permit payment to the holders of Series 1 convertible preferred stock, the remaining assets of the Company will be distributed ratably to the holders of the Series 1 convertible preferred stock according to the number of shares held by each holder thereof.

After payment of the full liquidation preference of the preferred shareholders, any remaining legally available assets of the Company are to be distributed ratably to the holders of common stock.

Conversion

Each share of convertible preferred stock, at the option of the holder, is convertible into shares of common stock based on a conversion rate as defined in the amended and restated Articles of Incorporation subject to adjustment for dilution. Currently, Series A, B, C, D and 1 convertible preferred stock carry conversion rates of 2.25-for-1, 2.25-for-1, 1.5-for-1, 1-for-1 and 1-for-1, respectively. Each share of preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate upon the closing of a firm commitment underwritten initial public offering of the Company’s common stock at a price not less than $7.00 per share (before deduction of underwriters’ discounts and commissions), or on the date upon which the Company obtains the consent of the holders of at least 50% of the then outstanding preferred stock.

Voting rights

Each share of Series A, B, C and D convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible. The Series 1 convertible preferred stock shall not have the right to vote except as expressly required by law.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

As long as at least 1,000 shares of preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of preferred stock in order to i) amend the Articles of Incorporation in a matter that would change any of the rights, preferences, privileges or restrictions of the preferred stock; ii) amend or waive any provision of the Articles of Incorporation or bylaws in a matter that would adversely effect the rights of the preferred stock; iii) authorize, create or issues shares having rights senior or on a parity with the preferred stock as to dividend rights or liquidation preferences; iv) increase or decrease the number of share of common stock or preferred stock; v) effect the sale of all or substantially all of the assets of the Company or any consolidation or merger involving the Company where the existing shareholders retain less than 50% of the voting stock of the surviving entity; vi) pay any dividends (other than dividends payable solely in shares of its own common stock) on or declare or make any other distribution (other than permitted repurchases), directly or indirectly, on account of any shares of common stock outstanding; or vii) purchase or redeem any shares of common stock or preferred stock other than shares subject to the right of repurchase by the Company.

Redemption Outside certain preferences upon liquidation, the holders of Series A, Series B, Series C, Series D and Series 1 convertible preferred stock have no redemption rights.

Warrants for convertible preferred stock

In April and December 2000, the Company granted a warrant to purchase Series D convertible preferred stock to an internet portal company in connection with a licensing agreement to use the Company’s music down load directory. The warrant enables the holder to purchase 704 shares of Series D convertible preferred stock at $14.775 per share. Fifty percent of the warrant is scheduled to expire in August 2003, the remaining fifty percent expires in December 2003. The Company valued the warrant at $2,435 using the Black-Scholes option pricing model. This amount was recognized as a component of sales and marketing expense during the year ended December 31, 2000, net of license revenue of $512. The following assumptions were used in determining the fair value of the warrants: deemed fair market value per share of $8.00, dividend yield of 0%, expected volatility of 100%, risk free interest rates of 4.89% and 6.19% for April 2000 and December 2000, respectively, and a contractual life of 3 years.

11.	Common Stock

At inception, the Company authorized 32,500 shares of common stock. On March 10, 2000 the Company increased the amount to 40,000. On January 5, 2001 the Company increased the amount to 60,000. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of the Company’s convertible preferred stock. No dividends have been declared through December 2002.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

The Company has reserved sufficient shares of common stock for issuance of preferred shares under Series A, B, C, D and 1, options under the stock option plans, warrants issued for common stock, warrants issued for Series C and D convertible preferred stock, and also an undesignated amount.

The Company has reserved shares of common stock for issuance as follows:

December 31,
2002
Conversion of Series A	2,767
Conversion of Series B	8,473
Conversion of Series C	2,118
Conversion of Series D	—
Conversion of Series 1	114
Exercise of options under stock option plans	4,248
Exercise of warrants issued for common stock	808
Exercise of warrants issued for Series C convertible preferred stock	16
Exercise of warrants issued for Series D convertible preferred stock	704
Undesignated	40,752

60,000

Warrants for common stock

In connection with certain marketing services received in February 1999, the Company issued fully vested warrants to purchase 25 shares of common stock at $0.03 per share. The warrants expire in March 2004. The Company determined the value of the warrants to be immaterial, based upon the Black-Scholes pricing model. These warrants were exercised in January 2000. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share of $0.15, dividend yield of 0%, expected volatility of 100%, risk free interest rate ranging from 5.22% and a contractual life of 5 years.

In connection with certain legal services received in January 2000, the Company issued warrants to purchase 12 shares of the Company’s common stock at $1.00 per share. The warrants expire in January 2005. The Company has valued the warrants at approximately $40, using the Black-Scholes pricing model. The following assumptions were used in determining the fair value of the warrant: deemed fair market value per share ranging from $2.40 to $4.43, dividend yield of 0%, expected volatility of 100%, risk free interest rate ranging from 6.16% to 6.70% and a contractual life of 5 years. At December 31, 2002, these warrants had not been exercised.

On February 11, 2002 the Company issued warrants to purchase 400 common shares at $14.78 per share. The value of the warrants was determined using the Black-Scholes option pricing model and deemed to be insignificant. The warrants expire on the fifth anniversary of the date of issuance. At December 31, 2002, these warrants had not been exercised.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

12.	Employee Benefit Plans

401(k) Savings Plan

Effective February 2000, the Company adopted the Listen.com, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), which qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Service Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 25% of their total compensation. The Company, at its discretion, may make contributions for the benefit of eligible employees. The Company made no contributions through December 31, 2002.

Stock Option Plans

In December 1998, the Company adopted the 1998 Stock Option Plan (the “1998 Plan”) under which 3,921 shares of the Company’s common stock were reserved for issuance to employees, directors and consultants. In May 2000, the Company approved an increase in the number of shares reserved for issuance to 6,721. Options granted under the 1998 Plan may be incentive stock options or nonstatutory stock options. Incentive stock options may only be granted to employees. Options granted under the Plan are for periods not to exceed ten years and must be issued at prices not less than 100% and 85% for incentive and nonqualified stock options, respectively, of the fair market value of the Company’s stock on the date of grant. Options granted under the 1998 Plan generally vest 25% after the first year and then 2.083% each month for 36 months. In addition, at the Company’s discretion, the optionholder is allowed to exercise prior to the option’s vesting as long as he or she is still an employee. During 2000, employees exercised options under this provision in exchange for $682 of full recourse notes receivable. During 2001, the Company cancelled non-vested options and the related notes receivable in the amount of $582. These notes bear interest rates ranging from 4.47% to 6.60%. The principal and interest typically become due five to seven years from the date of the note with due dates ranging from March 2005 to January 2007.

In May 2000, the Company adopted the 2000 Executive Equity Incentive Plan under which 1,500 shares out of the total Company’s common stock reserved under the 1998 Plan were reserved for issuance to executives as selected by the Board of Directors at its discretion. The terms of the option awards are substantially the same as for the 1998 Plan. Should the employee subsequently leave, the Company has the right to repurchase the shares that had not vested at the departure date at the current fair value of the common stock. At December 31, 2002 and 2001, 93 and 173 shares of common stock were subject to repurchase under the provision, respectively.

In April 2001, the Company acquired TuneTo.com, Inc. and reserved an additional 101 shares of the Company’s common stock for issuance of the assumed TuneTo.com, Inc. options.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

The following table summarizes all option activity under the plans:

		Options Outstanding

	Shares		Weighted
	Available	Number	Average
	for	of	Exercise
	Grant	Shares	Price
Balances, December 31, 2000	1,258	3,734	$2.18
Additional shares reserved	101	—
Repurchase of exercised options	—	76	$0.11
Options granted	(1,503)	1,503	$3.31
Options exercised	—	(6)	$1.00
Options cancelled	2,203	(2,203)	$1.86

Balances, December 31, 2001	2,059	3,104	$2.51
Options granted	(1,857)	1,857	$0.51
Options exercised	—	(15)	$0.04
Options cancelled	698	(698)	$1.08

Balances, December 31, 2002	900	4,248	$0.20

At December 31, 2002 and 2001, there were 2,439 and 849 options exercisable, respectively.

Repricing of stock options

On June 28, 2002, the Company offered to reprice all outstanding options to purchase common stock that were originally granted under the Listen.Com, Inc. 1998 Stock Option Plan, the 2000 Executive Equity Incentive Plan and the TuneTo.com, Inc. 1999 Stock Plan. The option to reprice was solely at the discretion of the option holder and all other options terms were unchanged. On July 26, 2002, all outstanding options were repriced and the Company began accounting for its stock options using the variable accounting method in accordance with FASB Interpretation No. 44 (“FIN 44”). Due to the fact that the fair market value of the Company’s common stock was deemed by management not to have changed from the date of the repricing through the remainder of the year ended December 31, 2002, no compensation cost was recorded in relation to the repriced options.

In 2001, the Company repurchased 76 shares of common stock that related to stock options that had been previously exercised at a price of $0.11 per share and returned these options to the pool. These options have also been included in the number of options cancelled during 2001. No common stock related to previously exercised options was repurchased in 2002.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

The following table summarizes information with respect to stock options outstanding at December 31, 2002:

			Options
Options Outstanding			Exercisable

		Weighted
		Average	Number
Range of		Remaining	Outstanding
Exercise	Number	Contractual	and
Price	Outstanding	Life (Years)	Exercisable
$0.03	5	6.31	5
0.20	4,241	8.44	2,432
2.50	2	7.56	2

	4,248		2,439

Deferred stock-based compensation

During the period from inception through December 31, 2002, the Company recorded $2,625 of deferred stock compensation, net of cancellations in accordance with APB No. 25, SFAS No. 123 and EITF 96-18, related to options granted to consultants and employees. As of December 31, 2002, the Company had $57 of unamortized deferred compensation remaining. During the period from inception through December 31, 2002, the Company determined the fair value of options granted to consultants using the Black-Scholes option pricing model with the following assumptions: contractual lives of ten years; risk-free rate of between 3.7% and 6.45%; expected dividend yield of zero percent; expected volatility of 100% and deemed values of common stock between $0.31 and $4.43 per share. Stock compensation expense is being recognized in accordance with FASB Interpretation No. 28 (“FIN 28”), an accelerated amortization method, over the vesting periods of the related options, generally four years. The Company recognized stock compensation expense of $167 and $282 for the years ended December 31, 2002 and 2001.

13.	Income Taxes

At December 31, 2002, Listen.com had approximately $84,000 of federal net operating loss carryforwards available and $62,000 of state net operating loss carryforwards available to offset future taxable income. The carryforwards expire in varying amounts beginning in 2020 and 2007, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

The Company has incurred losses from inception through December 31, 2002. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at December 31, 2002. The effective income tax rate differs from the statutory federal income tax rate primarily due to the inability to recognize the benefit of net operating losses.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

The components of the net deferred tax assets and liabilities are as follows:

	December 31,
	2002	2001
Deferred tax assets and liabilities:
Net operating loss carryforwards	$32,075	$25,351
Fixed assets	1,527	1,708
Accrued liabilities, reserves and other	1,889	1,942
Credits	203	122

Gross deferred tax asset	35,694	29,123
Deferred tax liabilities:
Intangible assets related to acquisition	(265)	—

Deferred tax asset, net of liability	35,429	29,123
Valuation allowance	(35,429)	(29,123)

Net deferred tax asset	$—	$—

The valuation allowance recorded for the years ended December 31, 2002 and 2001 increased by $6,306 and $8,544, respectively.

14.	Subsequent Events (Unaudited)

Bridge Loan

In January 2003, the Company entered into a Loan and Security Agreement (“the Agreement”) with RealNetworks. Under the terms of the Agreement, RealNetworks loaned the Company approximately $4 million in exchange for a convertible promissory note (“the Note”). Until the Note is paid or converted pursuant to the terms of the Agreement, interest shall accrue on the unpaid principal balance at 8% per annum, compounded annually. Unless earlier accelerated or converted, all outstanding principal and accrued interest under the Note are due and payable in full on January 1, 2004. If the Company is acquired or raises at least $5 million in an equity financing prior to the maturity date, RealNetworks may convert the principal and accrued interest under the Note into shares of the Company’s common stock. The Company pledged substantially all of its assets under the terms of the Note. In connection with signing the Agreement, the Company agreed to use good faith efforts to negotiate mutually acceptable terms of a definitive agreement. On April 2, 2003, the Company amended and restated the Agreement that allowed for RealNetworks to purchase up to an additional $3.3 million in convertible promissory notes until July 1, 2003.

Definitive Merger Agreement

On April 21, 2003, the Company entered into an Agreement and Plan of Merger and Reorganization (“the Merger Agreement”) with RealNetworks. Under the terms of the Merger Agreement the Company will receive approximately $17.3 million in cash and 4.1 million shares of RealNetworks stock. The deal is expected to close in 60 to 90 days, however, there can be no assurance that it will close within this time, or at all.

Listen.com, Inc.
Notes to Financial Statements (Continued)
(in thousands, except per share amounts)

Notes receivable from shareholders

On March 7, 2003, the Board of Directors agreed that in the event of an acquisition of the Company, principal and interest of promissory notes, totaling $147 on that date, issued by the President and Chief Executive Officer to early exercise his options to purchase shares of the Company, would be forgiven. The notes were originally due from June 2006 to January 2007.

Listen.com, Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	June 30,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$4,545	$2,559
Short-term investments	—	1,549
Prepaid expenses and other current assets	2,304	1,860

Total current assets	6,849	5,968
Property and equipment, net	1,710	2,508
Intangibles, net	556	889
Goodwill	2,828	2,828
Notes receivable from officers	854	822
Other assets	215	220

Total assets	$13,012	$13,235

Liabilities, Convertible Preferred Stock and Shareholders’ Deficit
Current liabilities:
Accounts payable	$61	$168
Accrued liabilities	1,476	1,729
Deferred revenue	448	78
Notes payable	6,381	—

Total current liabilities	8,336	1,975

Convertible preferred stock	20,816	20,816
Convertible preferred stock warrants	2,991	2,991

	23,807	23,807

Shareholders’ deficit:
Common stock	84,329	83,759
Notes receivable from shareholders	(230)	(230)
Unearned stock-based compensation	—	(57)
Accumulated deficit	(103,260)	(96,019)

Total shareholders’ deficit	(19,161)	(12,547)

Total liabilities, convertible preferred stock and shareholders’ deficit	$13,012	$13,235

The accompanying notes are an integral part of these financial statements.

Listen.com, Inc.
Unaudited Condensed Statements of Operations
(in thousands)

	Six Months Ended
	June 30,
	2003	2002

Net revenues:
Subscription	$1,940	$84
Advertising	—	3

Total net revenues	1,940	87

Operating expenses:
Costs of subscription services	3,236	521
Sales and marketing (including stock-based compensation of $38 and $6 in 2003 and 2002, respectively)	1,480	1,859
Research and development (including stock-based compensation of $234 and $32 in 2003 and 2002, respectively)	2,070	3,270
General and administrative (including stock-based compensation $338 and $46 in 2003 and 2002, respectively)	2,312	5,267

Total operating expenses	9,098	10,917

Loss from operations	(7,158)	(10,830)
Interest income	30	228
Interest income from notes receivable from officers	32	36
Interest expense	(161)	(38)
Other income and expense, net	16	(11)

Net loss	$(7,241)	$(10,615)

The accompanying notes are an integral part of these financial statements.

Listen.com, Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Six Months ended
	June 30,
	2003	2002

Cash flows from operating activities:
Net loss	$(7,241)	$(10,615)
Adjustments to reconcile net loss to net cash used in operating activities	1,040	2,333

Net cash used in operating activities	(6,201)	(8,282)

Cash flows from investing activities:
Purchase of property and equipment	(105)	(384)
Purchase of short-term investments	—	(6,584)
Proceeds from sale of short-term investments	1,502	15,495

Net cash provided by investing activities	1,397	8,527

Cash flows from financing activities:
Proceeds from loans	6,220	1,658
Repayment of loans	—	(56)
Redemption of preferred stock	—	(20,091)
Principal payments under capital lease obligations	—	(1,375)
Proceeds from exercise of common stock options	570	—

Net cash provided by (used in) financing activities	6,790	(19,864)

Net increase (decrease) in cash and cash equivalents	1,986	(19,619)
Cash and cash equivalents at beginning of period	2,559	21,734

Cash and cash equivalents at end of period	$4,545	$2,115

Supplemental cash flow information:
Cash paid for interest	$—	$38

Supplemental disclosures of non-cash investing and financing activities:
Discount on redemption of preferred stock	$—	$79,314

The accompanying notes are an integral part of these financial statements.

Listen.com, Inc.
Notes to Unaudited Condensed Financial Statements
(in thousands, except per share amounts)

1.	Business of the Company and Basis of Presentation

Listen.com, Inc. (the “Company”) operates an on-demand and radio streamed music subscription service for which it charges monthly subscription fees. The Company also provides its subscribers with the ability to burn compact discs for which it charges a per-track fee. Prior to offering the on-demand and radio streamed music subscription services the Company primarily derived its revenue from advertising on its web site.

On April 21, 2003, the Company entered into an Agreement and Plan of Merger and Reorganization (“the Merger Agreement”) with RealNetworks and closed the transaction on August 4, 2003. (See Note 9)

The interim financial data as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the Company’s financial position as of June 30, 2003 and the results of its operations and cash flows for the six months ended June 30, 2003 and 2002. The results of operations for the interim periods are not necessarily indicative of the results to be expected for a full year. Certain information and disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited financial statements of Listen.com for the years ended December 31, 2002 and 2001 filed herewith.

2.	Recent Accounting Pronouncements

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” an Interpretation of Accounting Research Bulletin No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not expect the adoption of FIN 46 to have a material effect on its financial position or results of operations.

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for the classification and measurement of financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the adoption of SFAS No. 150 to have a material effect on its financial position or results of operations.

3.	Stock Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and Financial Accounting Standards Board Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock Based Compensation — Translation and Disclosure.”

Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the underlying equity instrument and the exercise price. SFAS No. 123 defines a “fair value” based method of accounting for an employee stock option or similar equity instrument.

Listen.com
Notes to Unaudited Condensed Financial Statements
(in thousands, except per share amounts)

The Company has adopted the disclosure only provisions of SFAS No. 148. Had compensation cost for options granted to employees under the Plan been determined based on the fair value of the options at the grant date for awards, under the provisions prescribed by SFAS No. 123, the Company’s net loss would have been as follows:

	Six Months Ended
	June 30,
	2003	2002
Net loss:
As reported	$(7,241)	$(10,615)
Add: Employee stock compensation expense under APB Opinion No. 25	602	77
Less: Stock-based employee compensation expenses	(63)	(141)

Pro forma net loss	$(6,702)	$(10,679)

The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

	June 30,
	2003	2002
Risk-free interest rate	3.58%	2.5%-4.63%
Expected life (in years)	4	4
Dividend yield	0%	0%

The weighted average fair value of options granted during the six months ended June 30, 2003 and 2002 was $0.20 and $0.76 per share, respectively.

On June 28, 2002, the Company offered to reprice all outstanding options to purchase common stock that were originally granted under the Listen.Com, Inc. 1998 Stock Option Plan, the 2000 Executive Equity Incentive Plan and the TuneTo.com, Inc., 1999 Stock Plan. The option to reprice was solely at the discretion of the option holder and all other options terms were unchanged. On July 26, 2002, all outstanding options were repriced and the Company began accounting for its stock options using the variable accounting method in accordance with FASB Interpretation No. 44 (“FIN 44”). Stock compensation, determined under the variable accounting method, during the six months ended June 30, 2003 was $553, based on the fair value of the Company’s common stock derived through the RealNetworks Merger Agreement.

4.	Comprehensive Loss

Comprehensive income or loss is defined as the change in equity of a business enterprise during a period, resulting from transactions and other events and circumstances from nonowner sources. Other comprehensive income or loss was insignificant for the six months ended June 30, 2003 and 2002.

Listen.com
Notes to Unaudited Financial Statements
(in thousands, except per share amounts)

5.	Related Party Transactions

Notes receivable from shareholders

In 1998, the Company issued 8,243 shares of its common stock to a founder of the Company under restricted stock purchase agreements in exchange for a full recourse note receivable. The note bears an interest rate of 4.47% and has a term of 7 years from the date of issuance. At June 30, 2003 and December 31, 2002, the Company was due $22 and $21 of principal and interest under the note, respectively. The accrued interest under this note, which totaled, $4 at June 30 , 2003 and $3 at December 31, 2002 is included in other assets.

During 1999, employees exercised options in exchange for $145 of notes receivable. During 2001, the Company repurchased non-vested options by canceling notes receivable related to these notes in the amount of $32. At June 30, 2003 and December 31, 2002, the Company is due $142 and $137, respectively, representing principal and interest, under these notes. These notes bear interest rates ranging from 5.28% to 6.23%. The principal and interest becomes due seven years from the date of the notes. The accrued interest under these notes, which totals $30 at June 30, 2003 and $25 at December 31, 2002, is included in other assets.

During 2000, employees exercised options (some of which were not vested as allowed under the plan) in exchange for $682 of recourse notes receivable. During 2001, the Company repurchased non-vested options by canceling a note receivable in the amount of $582. The remaining note bears interest at 6.21% and the principal and interest became due seven years from the date of the note. The Company is due $124 at June 30, 2003 and $120 at December 31, 2002 under the outstanding note receivable of which $24 and $20, respectively relates to interest and is included in other assets.

Notes receivable from officers

During the year ended December 31, 2000, the Company advanced $650 to officers of the Company in exchange for recourse promissory notes. The notes bear interest at rates ranging from 6.13% to 6.60%. The principal and interest are due between February 2005 and September 2005, or twelve months after the Company’s initial public offering, whichever comes first. At June 30, 2003 and December 31, 2002, all the notes were outstanding and included in other assets. Accrued interest on these notes of $152 and $124 is included in other assets at June 30, 2003 and December 31, 2002, respectively.

6.	Notes Payable

In January 2003, the Company entered into a Loan and Security Agreement (“the Agreement”) with RealNetworks, Inc. (“RealNetworks”) under which the Company had borrowed principal in the form of convertible promissory notes in the amount of $6,220 by June 30, 2003. The original terms of the agreement called for borrowings to bear interest at the annual rate of 8%. The Company pledged substantially all of its assets as collateral for the borrowings. The Company has recorded interest expense of $161 during the six month period ended June 30, 2003. An additional principal amount of $1,080 was borrowed under this agreement in July 2003 and the entire balance was forgiven and became part of the purchase consideration in connection with the Company’s acquisition by RealNetworks

7.	Preferred Stock and Common Stock Warrants

Preferred Stock

Series A, Series B, Series C, Series D and Series 1 convertible preferred stock at June 30, 2003 and December 31, 2002 consist of the following:

	Shares
			Liquidation
Series	Authorized	Issued and Outstanding	Amount

Series A	1,230	1,230	$910
Series B	3,766	3,766	8,850
Series C	9,794	1,411	13,104
Series D	704	—	—
Series 1	115	115	1,686

	15,609	6,522	24,550

The holders of preferred stock have various rights and preferences as follows:

Dividends

The holders of Series A, B, C and 1 convertible preferred stock are entitled to receive cumulative dividends of $0.06, $0.19, $0.74 and $1.18 per share per annum, respectively. Such dividends, which are in preference to any common stock dividends, are payable whenever funds are legally available and when declared by the Board of Directors. Through June 30, 2003, no such dividends had been declared.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company including a change in control as defined by the agreement, either voluntary or involuntary, the holders of the Series A, B, C and D convertible preferred stock are entitled to receive, prior and in preference to any distribution of the Company’s assets to the holders of Series 1 convertible preferred stock and common stock, an amount per share equal to $0.74, $2.35, $9.28 and $14.775, respectively, for each share of Series A, B, C and D convertible preferred stock then held, plus all declared and unpaid dividends, if any. If the assets of the Company are insufficient to permit this distribution, the assets will be distributed ratably between the holders of the Series A, B, C and D convertible preferred stock on a pro rata basis, on an equal priority basis according to their liquidation preference.

Subject to prior payment in full to the Series A, B, C, and D convertible preferred shareholders, the holders of Series 1 convertible preferred stock are entitled to receive, prior and in preference to the holders of common stock, an amount per share equal to $14.775 for each of Series 1 convertible preferred stock held, plus any declared and unpaid dividends, if any. If after payment in full to the holders of the Series A, B, C, and D convertible preferred shareholders, the remaining assets are insufficient to permit payment to the holders of Series 1 convertible preferred stock, the remaining assets of the Company will be distributed ratably to the holders of the Series 1 convertible preferred stock according to the number of shares held by each holder thereof.

After payment of the full liquidation preference of the preferred shareholders, any remaining legally available assets of the Company are to be distributed ratably to the holders of common stock.

Conversion

Each share of convertible preferred stock, at the option of the holder, is convertible into shares of common stock based on a conversion rate as defined in the amended and restated Articles of Incorporation subject to adjustment for dilution. Currently, Series A, B, C, D and 1 convertible preferred stock carry conversion rates of 2.25-for-1, 2.25-for-1, 1.5-for-1, 1-for-1 and 1-for-1, respectively. Each share of preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate upon the closing of a firm commitment underwritten initial public offering of the Company’s common stock at a price not less than $7.00 per share (before deduction of underwriters’ discounts and commissions), or on the date upon which the Company obtains the consent of the holders of at least 50% of the then outstanding preferred stock.

Voting rights

Each share of Series A, B, C and D convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible. The Series 1 convertible preferred stock shall not have the right to vote except as expressly required by law.

As long as at least 1,000 shares of preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of preferred stock in order to i) amend the Articles of Incorporation in a matter that would change any of the rights, preferences, privileges or restrictions of the preferred stock; ii) amend or waive any provision of the Articles of Incorporation or bylaws in a matter that would adversely effect the rights of the preferred stock; iii) authorize, create or issues shares having rights senior or on a parity with the preferred stock as to dividend rights or liquidation preferences; iv) increase or decrease the number of share of common stock or preferred stock; v) effect the sale of all or substantially all of the assets of the Company or any consolidation or merger involving the Company where the existing shareholders retain less than 50% of the voting stock of the surviving entity; vi) pay any dividends (other than dividends payable solely in shares of its own common stock)

Listen.com
Notes to Unaudited Financial Statements
(in thousands, except per share amounts)

on or declare or make any other distribution (other than permitted repurchases), directly or indirectly, on account of any shares of common stock outstanding; or vii) purchase or redeem any shares of common stock or preferred stock other than shares subject to the right of repurchase by the Company.

Redemption

Outside certain preferences upon liquidation, the holders of Series A, Series B, Series C, Series D and Series 1 convertible preferred stock have no redemption rights.

Warrants for convertible preferred stock

In April and December 2000, the Company granted a warrant to purchase Series D convertible preferred stock to an internet portal company in connection with a licensing agreement to use the Company’s music down load directory. The warrant enables the holder to purchase 704 shares of Series D convertible preferred stock at $14.775 per share. Fifty percent of the warrants had an expiration date of August 2003, the remaining fifty percent have an expiration date of December 2003. None of these warrants had been exercised through June 30, 2003.

Warrants for common stock

In connection with certain legal services received in January 2000, the Company issued warrants to purchase 12 shares of the Company’s common stock at $1.00 per share. The warrants expire in January 2005. As of June 30, 2003 these warrants had not been exercised.

On February 11, 2002 the Company issued warrants to purchase 400 common shares at $14.78 per share in connection with securing music rights. The value of the warrants was determined using the Black-Scholes option-pricing model and deemed to be insignificant. The warrants expire on the fifth anniversary of the date of issuance. As of June 30, 2003 these warrants had not been exercised.

8.	Marketing Agreements

In December 2002 the Company entered into a Strategic Marketing Agreement (the “Marketing Agreement”) with a retailer. Under the Marketing Agreement, the retailer will sell a branded version of the Company’s on-demand subscription streaming and radio services in its retail outlets in exchange for a one-time, non-refundable advance payment for each subscriber to the branded subscription on-demand streaming and radio services.

The Marketing Agreement provided for a six-month initial trial period after which the retailer could unilaterally extend the term two additional years. During the initial trial period, the retailer was to commit a minimum of $500 in marketing resources and agree to promote the service in at least 30 of its retail outlets. In exchange, the Company would pay the retailer $250 for cooperative marketing services.

The Marketing Agreement provided that, should the retailer elect to extend the Marketing Agreement for two years, the retailer was to commit a minimum of $2,000 in marketing and promotional resources and agree to promote the service in at least 500 of its retail outlets. In exchange, the company would pay the retailer $500 for cooperative marketing services and grant a warrant to purchase a number of the Company’s shares equal to one percent of the Company’s then outstanding equity securities on a fully-diluted basis. The warrant would vest over eighteen months and would have an exercise price equal to the Company’s offering price for stock issued in its most recent round of equity financing.

In June 2003, the Company and the retailer amended the Marketing Agreement agreeing to an early extension for an additional two years effective September 2003. The retailer agreed to commit an additional $150 for promotional resources during the extended period, bringing the commitment to a minimum of $2,150.

The Company agreed to commit to an additional $150 for cooperative marketing services during the extended period, increasing the total cooperative marketing services commitment to $650. As of June 30, 2003, the Company’s outstanding commitment is $600.

9.	Subsequent Event

On August 4, 2003 the Company was acquired by RealNetworks for approximately $17.3 million in cash and 4.2 million shares and options to acquire shares of RealNetworks common stock. The shareholders of the Company have the right to receive up to an additional $1.5 million on or prior to the one-year anniversary of the acquisition if certain conditions are satisfied. In addition, as of the acquisition date, RealNetworks had invested approximately $7.3 million in the Company in the form of convertible promissory notes that became part of the purchase consideration.

Pro Forma Financial Information
In thousands, except per share data

On August 4, 2003 RealNetworks completed its acquisition of Listen.com in accordance with an Agreement and Plan of Merger and Reorganization dated April 21, 2003 (the “Agreement”). RealNetworks acquired Listen.com for approximately 18.8 million in cash payments, including a $1.5 million contingent payment based on the expected achievement of a specified milestone and 4.2 million shares and options to acquire shares of RealNetworks common stock. In addition, as of the acquisition date, RealNetworks had invested approximately $7.3 million in the Company in the form of convertible promissory notes that became part of the purchase consideration. The following unaudited pro forma financial statements are presented to illustrate the effects of the acquisition of Listen.com on the historical financial position and operating results of RealNetworks.

The estimated fair values included herein are based upon preliminary estimates and may not be indicative of the final allocation of purchase price consideration. The acquisition is valued at approximately $46.2 million, including a $1.5 million contingent payment based on the expected achievement of a specified milestone. The value assigned to the stock portion of the purchase price is $4.72 per share based on the average closing price of RealNetworks’ common stock for the five days beginning two days prior to and ending two days after April 21, 2003 (the date of the Agreement and Plan of Merger and Reorganization).

The following Unaudited Pro Forma Condensed Consolidated Balance sheet as of June 30, 2003 gives effect to the acquisition of Listen.com as if it had occurred on June 30, 2003 and the Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2002 and the six months ended June 30, 2003 (“Pro Forma Financial Statements”) give effect to the acquisition of Listen.com as if it had occurred on January 1, 2002. The Pro Forma Condensed Consolidated Statements of Operations are based on historical results of operations of RealNetworks and Listen.com for the year ended December 31, 2002 and the six months ended June 30, 2003. The Pro Forma Financial Statements and the accompanying notes (“Pro Forma Financial Information”) should be read in conjunction with and are qualified by the historical financial statements and notes thereto of RealNetworks and Listen.com. For RealNetworks, those financial statements are included in RealNetworks Annual report on Form 10K for the year ended December 31, 2002 and RealNetworks Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. For Listen.com, those financial statements are filed herewith.

The Pro Forma Financial Information is intended for information purposes only and is not necessarily indicative of the consolidated results that would have occurred had the acquisition taken place on the dates indicated, nor is it necessarily indicative of results that may occur in the future.

RealNetworks, Inc. and Subsidiaries
Unaudited Proforma Condensed Consolidated Balance Sheet
June 30, 2003
(In Thousands, except Per Share Data)

	Real Networks, Inc.		Proforma
	and Subsidiaries	Listen.com	Adjustments		Proforma

Assets
Current assets:
Cash, cash equivalents and short-term investments	$388,932	$4,545	$(18,754)	c	$
			(1,080)	c		373,643
Trade accounts receivable, net of allowances for doubtful accounts and sales returns	8,285	—				8,285
Prepaid expenses and other current assets	6,596	2,304	(282)	k		8,618

Total current assets	403,813	6,849	(20,116)			390,546
Equipment and leasehold improvements, at cost:
Equipment and software	32,317	9,297	98	l
			(8,241)	n		33,471
Leasehold improvements	25,584	2,111	(246)	j
			(1,457)	n		25,992

Total equipment and leasehold improvements	57,901	11,408	(9,846)			59,463
Less accumulated depreciation and amortization	28,011	9,698	(9,698)	n		28,011

Net equipment and leasehold improvements	29,890	1,710	(148)			31,452
Restricted cash equivalents	19,800	165				19,965
Investments	37,900	—	(6,220)	c		31,680
Other assets	4,494	904	(36)	m		5,362
Goodwill,net	60,077	2,828	(2,828)	g
			36,926	c		97,003
Other intangible assets, net	690	556	(556)	g
			1,846	c		2,536

Total assets	$556,664	$13,012	$8,868			$578,544

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable	$9,138	$61				9,199
Accrued and other liabilities	31,805	1,476	735	c		34,016
Short-term debt	—	6,381	(6,381)	b		—
Deferred revenue, excluding non-current portion	26,492	448				26,940
Accrued loss on excess office facilities, excluding non-current portion	4,983	—	115	j		5,098

Total current liabilities	72,418	8,366	(5,531)			72,253
Deferred revenue, excluding current portion	7,875	—				7,875
Accrued loss on excess office facilities, excluding current portion	26,154	—				26,154
Deferred rent	3,359					3,359
Convertible debt	100,000	—				100,000
Convertible preferred stock	—	20,816	(20,816)	b		—
Convertible preferred stock warrants	—	2,991	(2,991)	b		—
Shareholders’ equity (deficit)
Common stock	159	84,329	4	a		—
			(84,329)	b		163
Additional paid-in capital	615,904		19,372	a		635,276
Notes receivable from shareholders		(230)	147	m		(83)
Deferred stock compensation	(576)	—	(248)	h		(824)
Accumulated other comprehensive income	1,943	—				1,943
Accumulated deficit	(270,572)	(103,260)	103,260	b		(270,572)

Total shareholders’ equity (deficit)	346,858	(19,161)	38,206			365,903

Total liabilities and shareholders’ equity (deficit)	$556,664	$13,012	$8,868			$578,544

RealNetworks, Inc. and Subsidiaries
Unaudited Proforma Condensed Consolidated Statements of Operations
Year Ended December 31, 2002
(In Thousands, except Per Share Data)

	Real Networks, Inc.		Proforma
	and Subsidiaries	Listen.com	Adjustments		Proforma

Net revenue:
Software license fees	$72,753	$—	$—		$72,753
Service revenues	103,161	633	—		103,794
Advertising	6,765	40	—		6,805

Total net revenues	182,679	673	—		183,352

Cost of revenue:
Software license fees	6,865	—			6,865
Service revenues	41,259	4,534	(188)	k
			331	d	45,936
Advertising	2,145	—	—		2,145

Total cost of revenues	50,269	4,534	143		54,946

Gross profit	132,410	(3,861)	(143)		128,406

Operating expense:
Research and development	48,186	5,121	—		53,307
Selling and marketing	73,928	3,202	—		77,130
General and administrative	19,820	6,330	319	d
			33	l
			(185)	j
			(667)	g	25,650
Loss on excess office facilities	17,207	734	—		17,941
Personnel reduction and related charges	3,595	—	—		3,595
Stock-based compensation	1,328	167	190	e	1,685

	164,064	15,554	(310)		179,308

Operating loss	(31,654)	(19,415)	167		(50,902)
Other income (expense), net	(727)	327	—		(400)

Net loss before income taxes	(32,381)	(19,088)	167		(51,302)
Income tax provision	(5,972)	—

Net loss	$(38,353)	$(19,088)	$167		$(51,302)

Basic and diluted net loss per share	$(0.24)			f	$(0.31)

Shares used to compute basic and diluted net loss per share	159,365			f	163,166

RealNetworks, Inc. and Subsidiaries
Unaudited Proforma Condensed Consolidated Statements of Operations
Six Months Ended June 30, 2003
(In Thousands, except Per Share Data)

	Real Networks, Inc.		Proforma
	and Subsidiaries	Listen.com	Adjustments		Proforma

Net revenue:
Software license fees	$32,867	$—	$—		$32,867
Service revenues	60,759	1,940	—		62,699
Advertising	2,886	—	—		2,886

Total net revenues	96,512	1,940	—		98,452

Cost of revenue:
Software license fees	3,562	—	—		3,562
Service revenues	24,214	3,236	(94)	k
			40	d	27,396
Advertising	928	—	—		928

Total cost of revenues	28,704	3,236	(54)		31,886

Gross profit	67,808	(1,296)	54		66,566

Operating expense:
Research and development	23,712	1,836	—		25,548
Selling and marketing	36,620	1,442	—		38,062
General and administrative	11,361	1,974	160	d
			16	l
			(92)	j
			(333)	g	13,086
Loss on excess office facilities	7,098	—	—		7,098
Stock-based compensation	494	610	31	e	1,135

Total operating expenses	79,285	5,862	(218)		84,929

Operating loss	(11,477)	(7,158)	272		(18,363)
Other income (expense), net	(833)	(83)	161	i	(755)

Net loss before income taxes	(12,310)	(7,241)	433		(19,118)
Income tax provision	(160)	—

Net loss	$(12,470)	$(7,241)	$433		$(19,118)

Basic and diluted net loss per share	$(0.08)			f	$(0.12)

Shares used to compute basic and diluted net loss per share	157,797			f	161,598

(a)  Reflects the issuance of approximately 3,801 shares and options to acquire 378 shares of RealNetworks’ common stock to consummate the acquisition of Listen.com.

(b)  Represents the elimination of the historical preferred stock accounts and shareholders’ equity (deficit) accounts of Listen.com and notes payable to RealNetworks.

(c)  To allocate the purchase price, including an estimate of approximately $735 of transaction costs incurred in the acquisition to assets and liabilities of Listen.com, as of June 30, 2003. The estimated acquisition costs consist primarily of legal and accounting fees and other directly related costs. The excess of the purchase price over the fair value of net assets acquired is reflected as goodwill. The estimated fair values of assets acquired and liabilities assumed are based upon preliminary estimates and may not be indicative of the final allocation of purchase price consideration.

A summary of the purchase price for the acquisition is as follows:

Cash	$18,754
Fair value of RealNetworks common stock and options issued	19,376
Convertible notes receivable outstanding as of June 30, 2003 converted upon acquisition	6,220
Additional convertible notes receivable issued through August 4, 2003 and converted upon acquisition	1,080
Estimated acquisition costs	735

Total	$46,165

The purchase price was allocated to the balance sheet as of June 30, 2003 as follows:

Net tangible assets acquired (including notes receivable from shareholders and deferred stock compensation)	$7,393
Goodwill	36,926
Other acquired intangible assets:
Tradenames	1,280
Subscriber and distribution agreements	314
Patented technology	252

Total	$46,165

(d)  Represents the amortization of other intangible assets for the year ended December 31, 2002, and the six month period ended June 30, 2003 assuming the transaction occurred on January 1, 2002. Other intangible assets are amortized over their estimated useful lives ranging from 1 to 4 years.

(e)  Represents compensation cost associated with unvested stock options issued to employees of Listen.com. The Company is recognizing compensation costs for the intrinsic value of these options over the associated employment periods in which these options vest and will recognize compensation charges of approximately $120 in 2003, $97 in 2004, $28 in 2005 and $3 in 2006,

following consummation of the acquisition. Stock compensation in the first twelve and eighteen months following consummation will be approximately $190 and $221, respectively.

(f)  Pro forma basic and diluted net loss per share are computed by dividing the pro forma net loss attributable to common shareholders by the pro forma weighted average number of common shares outstanding. Potentially dilutive securities were not taken into account because their effects would be anti-dilutive. A reconciliation of shares used to compute historical basic and diluted net loss per share to shares used to compute pro forma basic and diluted net loss per share is as follows:

		SIX MONTHS
	YEAR ENDED	ENDED
	DECEMBER 31, 2002	JUNE 30, 2003

Shares used to compute historical basic and diluted net loss per share	159,365	157,797
Shares issued in acquisition	3,801	3,801

Shares used to compute pro forma basic and diluted net loss per share	163,166	161,598

(g)  Represents the elimination of existing Listen.com goodwill and other intangible assets and the related pro forma decrease in amortization of other intangible assets.

(h)  Unvested common stock options issued to certain former employees of Listen.com with intrinsic values of $248 is recorded as deferred employee compensation in shareholders’ equity at the date of acquisition and recognized as employee compensation expense over the related vesting period as described in note (e) above.

(i)  Represents elimination of interest accrued on convertible notes payable to RealNetworks. Interest income was not recorded by RealNetworks as it was anticipated that any interest accrued would be forgiven upon the closing of the acquisition.

(j)  Represents excess facility costs and leasehold improvements which will not be utilized by the combined company and the related pro forma decrease in depreciation expense related to leasehold improvements.

(k)  Represents a reduction in value of certain prepaid royalties to reflect their fair value at the acquisition date and the related pro forma decrease in amortization.

(l)  Represents an increase in capitalized software costs to reflect their fair value at the acquisition date and the related pro forma increase in amortization.

(m)  Represents the forgiveness of certain notes receivable, including accrued interest, from shareholders as of the acquisition date. The related interest expense during the year ended December 31, 2002 and the six months ended June 30, 2003 was insignificant.

(n)  Represents the elimination of historical accumulated depreciation and amortization on fixed assets of Listen.com.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALNETWORKS, INC.

By:	/s/ Robert Kimball

Robert Kimball Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary

Dated: September 12, 2003

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger and Reorganization by and among RealNetworks, Inc., Symphony Acquisition Corp. I, Symphony Acquisition Corp. II, Listen.Com, Inc., Mellon Investor Services LLC, as Escrow Agent and Robert Reid, as Shareholder Representative dated as of April 21, 2003 (incorporated by reference from Exhibit 2.1 to RealNetworks, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 filed with the Securities and Exchange Commission on August 14, 2003). (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.)

23.1	Consent of Independent Public Accountants

99.1	Press Release dated August 5, 2003 regarding acquisition of Listen.Com, Inc. (incorporated by reference to Exhibit 99.1 to RealNetworks, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 15, 2003)